Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Larry Waisanen
(703) 480-3670

Lafarge North America Reports First-Quarter Results

•	Results reflect impact of severe winter
•	Board declares quarterly cash dividend
•	Company announces share repurchase plan

HERNDON, VA, May 6, 2003—Lafarge North America Inc. (NYSE & TSE: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported a first- quarter 2003 net loss of $83.8 million, or $1.15 per share diluted, before the cumulative effect of a change in accounting principle, compared with a net loss of $53.3 million, or $0.74 per share diluted, in the first quarter 2002. Including the cumulative effect of the accounting change, the company recorded a loss of $1.19 per share diluted.

Lafarge North America has always incurred an operating loss in the first quarter due to reduced construction activity during the winter and use of this slower period to perform annual maintenance. In addition, shipments during the first quarter generally represent only about 15 percent of the company’s annual sales volumes.

“Because of our significant presence in northern markets, our first-quarter operating results are highly sensitive to weather conditions,” said Philippe Rollier, president and chief executive officer of Lafarge North America. “This winter was one of the most severe, while the winter last year was one of the mildest. Exceptionally harsh conditions during the first three months of 2003 resulted in lower sales volumes across most of our product lines, and, combined with the acceleration of some of our annual maintenance programs, has had a magnified effect on earnings for the period.”

Net sales during the quarter were down 3 percent to $436.1 million from $449.8 million in 2002. Excluding the impact of the stronger Canadian dollar, consolidated sales declined 5 percent compared with the same period a year ago. U.S. net sales decreased 11 percent compared with last year, while Canadian sales increased 8 percent in local currency.

The strengthening of the Canadian dollar negatively impacted overall operating income during the quarter by $2.8 million ($0.02 per share diluted) and corporate interest expenses by $3.0 million ($0.02 per share diluted).

The results for the quarter reflect an increase of $5.0 million ($0.04 per share diluted) in expenses for pension and post-retirement costs. The company also recorded an after-tax charge of $3.2 million ($0.04 per share diluted), reflecting the cumulative effect of the adoption of SFAS 143, “Accounting for Asset Retirement Obligations.” This standard requires the fair value of asset retirement obligations to be recognized when they are incurred.

Results for the first quarter 2002 included two favorable, non-recurring effects totaling $7.7 million ($0.07 per share diluted). These included $4.6 million ($0.04 per share diluted) from the reversal of a portion of a charge taken previously under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and $3.1 million ($0.03 per share diluted) in divestment gains due primarily to the sale of the company’s pressure pipe business.

Compared with the same period last year, Lafarge North America’s financial position has strengthened. As of March 31, 2003, the company’s net indebtedness was down to $615.1 million from $875.9 million at the end of the first quarter 2002.

Results by Operating Segment

Construction Materials

The construction materials segment reported an operating loss of $67.3 million in the first quarter compared with a loss of $52.2 million in the year-ago quarter. Net sales were down 3 percent to $228.6 million from $234.9 million in the first quarter 2002. Excluding the impact of the change in Canadian currency, net sales were down 5 percent.

All product lines posted higher losses from operations compared with the year-ago quarter, primarily due to weather-related reductions in sales and production, higher energy and fuel costs, and timing of repairs. These effects were partially offset by higher aggregate and ready-mixed concrete prices, and favorable contributions from special projects. Average aggregate prices increased 2 percent and ready-mixed concrete prices increased by 3 percent over prices in the year-ago quarter, excluding the impact of changes in Canadian currency.

For the quarter, aggregate shipments were 12.9 million tons, down 4 percent from the same period last year. Ready-mixed concrete shipments during the quarter totaled 1.7 million cubic yards, down 2 percent from 2002. Aggregate and ready-mix volumes were generally stronger in the Canadian markets, where market conditions are somewhat better. U.S. aggregate and ready-mix volumes were down 5 percent (approximately 325,000 tons) and 13 percent (approximately 125,000 cubic yards), respectively.

Cement and Cement-Related Products

Cement and cement-related product operations reported a loss of $24.8 million during the first quarter versus a loss of $3.2 million in the year-ago period. Net sales were $173.2 million, a decline of 2 percent compared with $176.4 million in the same period last year. Excluding the impact of the stronger Canadian dollar, net sales were down 3 percent.

Cement sales volumes decreased 138,000 tons, or 7 percent, compared with the same period in 2002. U.S. shipments were down 201,000 tons, reflecting the impact of bad weather in most regions, particularly in the Great Lakes area. Demand in Canada remained stronger than in the U.S., with volumes up 63,000 tons over last year.

Prices during the quarter were up 2 percent compared with the first quarter last year, due primarily to price increases implemented in Canadian markets beginning in January 2003.

“We are pleased that, in spite of a seasonally weak first quarter, we were able to maintain stable or slightly improved pricing in most of our U.S. product lines and implement solid pricing increases in our Canadian markets,” commented Rollier.

The results also reflect the company’s decision to accelerate annual plant maintenance outages into the quarter, which should result in higher production and lower costs during the remainder of the year.

Gypsum

The gypsum segment posted a $5.4 million operating loss for the quarter on net sales of $57.2 million compared with a loss of $2.4 million on net sales of $58.3 million during the first quarter 2002. Total gypsum shipments during the quarter fell 5 percent compared with last year, primarily due to severe weather conditions in the northeastern U.S., and production disruptions resulting from natural gas curtailments at the company’s Newark, New Jersey plant.

The company’s average mill net for the quarter was $92.00 per msf, up slightly compared with $91.50 per msf in the first quarter 2002. However, this price was down $7.50 per msf from average levels in the fourth quarter 2002, reflecting seasonal pricing erosion. Following an industry-wide price increase that took effect at the beginning of March 2003, prices have risen to about $94.00 per msf. The company has announced a further price increase of 10 percent, scheduled to go into effect during May 2003.

The expected savings from the idling of the Wilmington, Delaware, plant were on target in the quarter but were offset by increased natural gas prices.

Outlook

Economic growth in Canada is expected to outpace that in the U.S., while forecasts indicate that construction activity in the U.S. will moderate slightly.

“Market conditions in 2003 are likely to remain challenging, and we are maintaining strong emphasis on performance improvements and tight cost controls to mitigate the effects of lower demand,” said Rollier.

For the full year, potential market upsides include an expected recovery of paving construction activity in Ontario and full federal funding in fiscal 2003 of the TEA-21 highway construction program in the U.S. However, budget constraints in some states will probably influence the actual level of public works projects that are bid in 2003.

Management expects to benefit from several positive items in 2003. These include the absence of approximately $10 million in reorganization costs incurred in 2002; lower fuel costs at the company’s Exshaw, Alberta, cement plant, which was converted to coal; a full year of lower manufacturing costs at the modernized Sugar Creek, Missouri, cement plant; and savings resulting from the idling of the Wilmington, Delaware, drywall plant.

These favorable items are expected to partially compensate for pension cost increases during 2003 and one-time tax gains recorded in 2002.

Quarterly Dividend

At its meeting this morning, the Board of Directors declared a cash dividend of fifteen cents ($0.15) per share of Lafarge North America common stock, payable on June 2, 2003 to shareholders of record on May 16, 2003.

Stock Repurchase Plan

Also at its meeting this morning, the Board of Directors approved a stock repurchase plan authorizing the company to spend up to $50 million to repurchase its common stock. The plan allows Lafarge North America, at management’s discretion, to buy back its common stock from time to time on the market or through privately negotiated transactions through December 31, 2004.

Conference Call

Lafarge North America will broadcast its earnings conference call over the Internet beginning at 1 p.m., Eastern Daylight Time on Wednesday, May 7, 2003. Interested investors may log on to the company’s Web site for further information at www.lafargenorthamerica.com. The conference call will also be archived on the company’s Web site after the event.

Profile

Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2002, net sales exceeded $3.25 billion.

Lafarge North America’s majority shareholder is Lafarge (Paris Stock Exchange: LG; NYSE: LR). The Lafarge Group is the world leader in building materials, with 77,000 employees in 75 countries. It holds top-ranking positions in all four of its divisions; first in Cement; second in Aggregates and Concrete; first in Roofing; and third in Gypsum. In 2002, the Lafarge Group recorded sales of more than $13.9 billion.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”) which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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Visit the Lafarge North America web site at www.lafargenorthamerica.com

Lafarge North America Inc.

Consolidated Income Statement Information (1)
(unaudited and in thousands, except per share amounts)

	Quarter Ended March 31		12 Months Ended March 31

	2003	2002	2003	2002

Net Sales
Construction materials	$228,625	$234,938	$1,936,570	$2,062,064
Cement and cement-related products	173,240	176,423	1,215,532	1,231,706
Gypsum	57,159	58,257	231,643	175,400
Eliminations	(22,933)	(19,863)	(145,854)	(140,780)

Total Net Sales	$436,091	$449,755	$3,237,891	$3,328,390

Income (Loss) from Operations
Construction materials	$(67,337)	$(52,247)	$181,676	$233,035
Cement and cement-related products	(24,793)	(3,164)	289,176	310,524
Gypsum	(5,440)	(2,436)	(19,293)	(52,619)

	(97,570)	(57,847)	451,559	490,940
Corporate and unallocated expenses (2) (4)	(16,719)	(10,470)	(76,935)	(68,267)

Total Income (Loss) Before Interest and Taxes	(114,289)	(68,317)	374,624	422,673
Minority interest	(1,675)	(2,233)	(7,810)	(7,607)
Interest expense, net	(13,126)	(9,678)	(46,519)	(45,733)

Earnings (Loss) Before Income Taxes	(129,090)	(80,228)	320,295	369,333
Income tax benefit (expense) (3)	45,278	26,885	(82,389)	(122,614)

Net Income (Loss) Before Change in Accounting Principle	(83,812)	(53,343)	237,906	246,719
Change in accounting principle, net of tax	(3,214)	—	(3,214)	—

Net Income (Loss)	$(87,026)	$(53,343)	$234,692	$246,719

Net Income (Loss) per Common Equity Share
Basic	$(1.19)	$(0.74)	$3.22	$3.42
Diluted	$(1.19)	$(0.74)	$3.18	$3.37

Average Number of Common Equity Shares Outstanding
Basic	73,135	72,353	73,017	72,115
Diluted	73,135	72,353	73,743	73,295

NOTES:

(1)	Because of seasonal, weather-related conditions in several of the company’s marketing areas, earnings of any one quarter should not be considered as indicative of the results for a full year.

(2)	Corporate and unallocated expenses for the quarter and 12 months ended March 31, 2003 include gains of $0.5 million and $28.1 million on divestitures of non-strategic businesses and other assets, compared to gains of $3.1 million and $24.2 million reflected in the quarter and 12 months ended
March 31, 2002.

(3)	Income tax expense for the 12 months ended March 31, 2003 includes a $23.3 million one time tax benefit resulting from the reversal of a valuation allowance. Income tax expense for the 12 months ended March 31, 2002 was favorably affected by an approximate $14 million (approximate
Canadian $21 million) deferred tax adjustment resulting from the lowering in June 2001 of federal and provincial tax rates in Canada.

(4)	Corporate and unallocated expenses for the 12 months ended March 31, 2003 include a $26 million loss for the idling of a gypsum plant in Wilmington, Delaware.

Lafarge North America Inc.

Consolidated Balance Sheet Information
(unaudited and in thousands)

	March 31		December 31

	2003	2002	2002

Cash, cash equivalents and short-term investments	$363,289	$199,168	$373,370
Other current assets	909,797	867,998	885,270
Property, plant and equipment, net	2,267,641	2,232,615	2,236,255
Other long-term assets	740,843	749,855	739,333

Total Assets	$4,281,570	$4,049,636	$4,234,228

Short-term debt	$314,922	$398,673	$136,120
Other current liabilities	389,077	401,692	524,621
Long-term debt	663,446	676,372	671,048
Other long-term liabilities	768,989	626,565	742,788
Shareholders’ equity	2,145,136	1,946,334	2,159,651

Total Liabilities and Shareholders’ Equity	$4,281,570	$4,049,636	$4,234,228

Net Indebtedness
Long-term debt, including current portion	$978,368	$1,075,045	$807,168
Cash, cash equivalents and short-term investments	(363,289)	(199,168)	(373,370)

Total Net Indebtedness	$615,079	$875,877	$433,798

Consolidated Cash Flow Information
(unaudited and in thousands)

	Quarter Ended
	March 31

	2003	2002

Net cash used in operations	$(175,680)	$(131,337)
Capital expenditures and acquisitions	(19,220)	(101,340)
Proceeds from property, plant and equipment dispositions	2,016	11,042
Cash flows from financing	161,156	194,834
Other	13,556	17,289

Net increase (decrease) in cash and cash equivalents	(18,172)	(9,512)
Cash and cash equivalents at January 1	351,110	202,446

Cash and cash equivalents at March 31	$332,938	$192,934